Exhibit 99.1

ANALOG DEVICES ANNOUNCES REDEMPTION OF

3.00% NOTES DUE 2016

Norwood, MA (12/3/2015) - Analog Devices, Inc. (NASDAQ: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced that it has given notice of the redemption of its outstanding 3.00% senior unsecured notes due April 15, 2016 (the “2016 Notes”).

As of December 3, 2015, $375 million in aggregate principal amount of the 2016 Notes is outstanding. In accordance with the terms of the indenture governing the 2016 Notes, they will be redeemed on December 18, 2015 (the “Redemption Date”) for an aggregate redemption price equal to approximately $378 million, plus accrued and unpaid interest to, but excluding, the Redemption Date. The Bank of New York Mellon Trust Company, N.A., the trustee for the 2016 Notes, is delivering a Notice of Redemption to all registered holders of the 2016 Notes today. Copies of such Notice of Redemption and additional information relating to the procedure for redemption of the 2016 Notes may be obtained from The Bank of New York Mellon Trust Company, N.A. by calling (412) 236-1201.

About Analog Devices

Analog Devices designs and manufactures semiconductor products and solutions. We enable our customers to interpret the world around us by intelligently bridging the physical and digital with unmatched technologies that sense, measure and connect.

Contact:

Analog Devices, Inc.

Ali Husain

781-461-3282 (phone)

781-461-3491 (fax)

Treasurer and Director of Investor Relations

investor.relations@analog.com